Exhibit 5.1

March 7, 2012

Mitek Systems, Inc.

8911 Balboa Ave., Suite B

San Diego, CA 92123

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mitek Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of 5,096,332 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable upon vesting and/or exercise of awards granted or to be granted by the Company pursuant to the Company’s 2012 Incentive Plan (the “2012 Plan”).

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on November 14, 2011, as certified as of March 7, 2012 by the Office of the Secretary of State of the State of Delaware;

(iii) the Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company as of March 7, 2012;

(iv) the resolutions adopted by the Board of Directors of the Company on January 16, 2012 (a) approving the adoption of the 2012 Plan, (b) authorizing the issuance of the Shares upon vesting and/or exercise of awards granted pursuant to the 2012 Plan and (c) approving the filing of the Registration Statement and the registration of the Shares issuable upon vesting and/or exercise of awards granted pursuant to the 2012 Plan;

(v) the 2012 Plan, including the forms of award agreement related thereto; and

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Mitek Systems, Inc.

March 7, 2012

(vi) a certificate, dated as of March 7, 2012, from the Office of the Secretary of State of the State of Delaware as to the existence and good standing of the Company under the laws of the State of Delaware.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the 2012 Plan and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than, as in effect on the date of this opinion letter, the Delaware General Corporation Law.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Mitek Systems, Inc.

March 7, 2012

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP